Exhibit 99.2

Transcript: OCC –Q1 2023 Earnings Conference Call – 3/13/23 10:00 AM

C O R P O R A T E P A R T I C I P A N T S

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

P R E S E N T A T I O N

Operator

Good morning. My name is Shelby, and I will be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation first quarter of fiscal year 2023 earnings conference call. (Operator Instructions) Mr. Palash, you may begin your conference.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher – IR

Terrific. Thank you, Shelby. Good morning, and thank you all for participating on Optical Cable Corporation’s first quarter of fiscal year 2023 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC and Tracy Smith, Senior Vice President and Chief Financial Officer. Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Aaron, and good morning, everyone. I will begin the call today with a few opening remarks. Tracy will then review the first quarter results for the three-month period ended January 31, 2023, in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call today.

We are pleased to report a strong start to fiscal year 2023. The OCC team continues to build on our momentum and successfully execute our growth strategies. During the first quarter of fiscal year 2023, we achieved significant growth in net sales, gross profit, gross profit margin, and bottom line results. At the same time, our sales order backlog and forward load continued to be higher than typical levels, reflecting the strong demand for our products.

Additionally, our results reflect the strength of our operating leverage. As we have noted in the past, OCC has a strong business model and our operating leverage enables us to grow gross profit and profitability at a faster rate, as our fixed production costs and SG&A expenses are spread over higher net sales levels. Our performance continues to be impacted by certain challenging macroeconomic factors, although to a lesser extent than we experienced during the first quarter of fiscal year 2022.

Supply chain challenges, including material availability and costs, and even some lingering personnel recruiting challenges, particularly for production personnel, still exist. Importantly, both our supply chain and personnel recruiting have shown improvement during the first quarter of fiscal year 2023, continuing the improvements we experienced toward the end of fiscal year 2022.

Transcript: OCC –Q1 2023 Earnings Conference Call – 3/13/23 10:00 AM

We will continue to monitor these and other evolving macroeconomic trends, and we believe we are prepared to make appropriate business adjustments as necessary as 2023 continues to unfold. Looking ahead, we remain well-positioned in our target markets, and we are confident OCC is on a path towards further shareholder value creation.

And with that, I will turn the call over to Tracy, who will review in additional detail our first quarter of fiscal year 2023 financial results.

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Thank you, Neil. Consolidated net sales for the first quarter of fiscal 2023 increased 26.6% to $18.3 million compared to net sales of $14.4 million for the same period last year. We experienced an increase in net sales in both the enterprise and specialty markets, including the wireless carrier market during the first quarter of fiscal year 2023 compared to the same period last year.

We believe the increase in net sales reflects increased product demand and increased production throughput during the first quarter of fiscal year 2023 compared to the same period last year, as well as improved product pricing that began to take effect for new orders received during the latter half of fiscal year 2022.

Turning to gross profit. Gross profit increased 61.2% to $6.5 million in the first quarter of fiscal 2023 compared to gross profit of $4 million for the same period last year. Gross profit margin, or gross profit as a percentage of net sales, increased to 35.7% in the first quarter of fiscal 2023 compared to 28% in the first quarter of fiscal 2022.

Our gross profit margins tend to be higher when we achieve higher net sales levels, as certain fixed manufacturing costs are spread over higher sales. This operating leverage, which is beneficial at higher sales levels, positively impacted our gross profit margin during the first quarter of fiscal year 2023 when compared to the same period last year. Our gross profit margin percentages are also heavily dependent upon product mix on a quarterly basis and may vary based on changes in product mix.

SG&A expenses increased to $5.5 million during the first quarter of fiscal 2023 compared to $4.8 million for the same period last year. SG&A expenses as a percentage of net sales were 29.8% in the first quarter of fiscal 2023 compared to 33.1% in the first quarter of fiscal 2022.

The increase in SG&A expenses during the first quarter of fiscal year 2023 was primarily the result of increases in employee and contracted sales personnel related costs. Included in employee and contracted sales personnel related costs are employee incentives and commissions, which increased due to increased net sales and the improved financial results during the first quarter of fiscal 2023.

OCC recorded net income of $810,000, or $0.10 per basic and diluted share, for the first quarter of fiscal 2023 compared to a net loss of $936,000, or $0.12 per basic and diluted share, for the first quarter of fiscal 2022.

As of January 31, 2023, we had outstanding borrowings of $6.8 million on our revolver and $4.8 million in available credit. We also had outstanding loan balances of $4.4 million under our real estate term loans.

With that, I'll turn the call back over to you, Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. And now if any analysts and institutional investors have any questions, we are happy to answer them. Our operator today is Shelby. Shelby, if you could please indicate the instructions for our participants to call in any questions they may have, I'd appreciate it. Again, we are only taking live questions from analysts and institutional investors.

Transcript: OCC –Q1 2023 Earnings Conference Call – 3/13/23 10:00 AM

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) And I’m showing that we have no questions in the queue at this time. I will now turn the program back over to Neil Wilkin for additional remarks.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Shelby. We have received some questions from individual investors in advance of today's call. Aaron, if you wouldn't mind reading those, we will answer those questions now.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher – IR

Sure. Where specifically are the sales gains coming from? Besides from the price increases. You mention the enterprise and specialty markets as well as the wireless carrier market. Could you be a little more specific about what is entailed by the enterprise and specialty markets?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Yes. Thank you. We have seen sales gains across many of our various target markets with some targeted markets stronger than others. We have not been implementing general price increases for our products since 2022. Importantly, our sales gains are significantly outpacing any impact from such price increases.

The second part of the question was about what is entailed in enterprise and specialty markets. And OCC uses the enterprise market to describe commercial network cabling and connectivity customers. This includes a wide range of things, including business facilities, schools, universities, and many other customer types. We use the specialty market description to describe markets like military and industrial markets and many other markets typically requiring specially designed cabling and connectivity products.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher – IR

Terrific. Next question. Are there any specific macro or industry reasons for the gains? Which areas are they related to? And is there any benefit to your business derived from the 5G rollout?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

We have seen strong demand in our market, and so we have benefited from that. I think our execution has been strong as well. We do design, manufacture and sell products used by the wireless carrier providers. And we believe that we will continue to benefit from the expansion of carrier networks.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher – IR

Great. The next question, is OCC benefiting in an important way from the supply chain being brought back to the U.S.A.?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

We do believe that to the extent the supply chain is brought back to the U.S., this creates direct and indirect opportunities for OCC, and we'll continue to work those opportunities for the benefit of OCC.

Transcript: OCC –Q1 2023 Earnings Conference Call – 3/13/23 10:00 AM

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher – IR

You indicated in the annual report that your sales order backlog might be around $12 million. What is it after the first quarter?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Yes. I think in the annual report, we specifically said that it exceeded $12 million. We will report in our Form 10-Q for the first quarter, which, by the way, we expect to file tomorrow morning, that our sales order backlog and forward load exceeded $11 million at the end of the first quarter of fiscal year 2023, continuing to be higher than typical levels.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher – IR

In your annual report, you spoke about the risks you see ahead, possibly from COVID or not being able to hire people to do your manufacturing and other such reasons. Are there any more positive things happening to your business, which you may not have foreseen a few months ago, and may help OCC on the upside?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Well, I think our results reported for the fourth quarter of fiscal year 2022 and this first quarter of this fiscal year 2023 demonstrate that many positive things are happening at OCC, and we're pleased about that. We saw fiscal year 2022 as a transition year with the negative impacts, both direct and indirect, of the COVID pandemic beginning to wane. At the same time, we continued to focus on improving the execution of our strategies, both sales growth and operating strategies.

I believe we are well-positioned in our markets and better positioned in our operations as a result of these ongoing efforts. We also continue to monitor evolving macroeconomic trends, and we believe we are prepared to make appropriate business adjustments, as necessary, as 2023 continues to unfold.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher – IR

Great. Can you describe the state of your innovation pipeline? It seems like OCC owns a few patents it has not monetized yet. Are there plans to do so?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. OCC continues to innovate in order to better serve our customers’ needs. Some of these innovations are patented. Others are not patented, but are trade secrets. Our patents portfolio includes both patents used in products we sell, but we also have defensive patents that help prevent our competitors from copying our innovations. We are consistently looking for ways to monetize our innovations, with a focus on meeting our customers’ and end users’ various application needs in multiple targeted markets.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher – IR

Next question, have you seen improvement in the availability of skilled labor?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Yes, we have. We began to see improvements in our skilled labor recruiting during the latter half of fiscal year 2022. And then with those hires, it also took a little while for them to complete their training. While there are still some challenges, we have continued to see improvements.

Transcript: OCC –Q1 2023 Earnings Conference Call – 3/13/23 10:00 AM

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher – IR

Great. Last question. How are your customers reacting to long lead times?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Well, as I think people know, this has been an industry issue. Like others, our lead times have been unusually longer for quite a while. However, we have been lowering our lead times as we are able. We're proud of the fact that we're known for our customer service. And currently, we believe our customers are finding our lead times attractive and certainly more attractive than they were more recently with longer lead times.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher – IR

Great. That was the final question.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Thank you, Aaron. I appreciate that. I would like to thank everyone for listening to our first quarter fiscal year 2023 conference call today. As always, we appreciate your time and interest in Optical Cable Corporation. Thank you, and have a nice day.

Operator

That concludes today's teleconference. Thank you for your participation. You may now disconnect.